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                                EXHIBIT 99.2
                         TRANSCISCO INDUSTRIES, INC.
                            AMENDED AND RESTATED
                       DIRECTORS' STOCK OPTION PLAN

      Transcisco Industries, Inc. (the "Company"), in order to attract and retain qualified members of its Board of Directors and to provide additional incentive by offering them an opportunity to obtain a proprietary interest in the Company, hereby authorizes non-qualified stock options to be granted to members of the Board of Directors to purchase shares of the Common Stock of the Company having a par value of $.01 per share (the "Common Stock") upon the following terms and conditions, pursuant to this Amended and Restated Directors' Stock Option plan (the "Plan").

      1. NUMBER OF SHARES SUBJECT TO OPTION. The aggregate number of shares which may be issued under the Plan is 100,000 shares of Common Stock. Such shares may be either authorized but unissued, reacquired, or treasury shares.
If the Company shall effect one or more stock splits, stock dividends, combinations, exchanges of shares or similar capital adjustments, the Committee on Stock Options and Management of the Board of Directors of the Company shall proportionately adjust the aggregate number and kind of shares with respect to which options may be granted under the Plan. If any option granted hereunder, or any portions thereof, shall expire or terminate for any reason without having been exercised in full, the shares with respect to which it has been exercised shall be available for further options.

      2. ELIGIBILITY. Options may only be granted to members of the Board of Directors.

      3.  GRANT AND TERMS OF OPTIONS.

      (i) On the date of the annual meeting coincident with or first succeeding a director's election to the Board of Directors (other than a re-election for successive term), each director in office at the time of such meeting (but not leaving office as of such meeting) will receive a grant of options equal to the product of 2,000 times the number of years for which the director was elected to the Board. Each option shall represent the right to purchase one share of Common Stock. Payment of the option exercise price must be made in cash. At each subsequent annual meeting at which a director is re-elected, the director shall be granted an additional number of options, equal to the product of 2,000 times the number of years for which the director was reelected to the Board. If, in any year, an insufficient number of shares are available for grant under this Plan, each director shall receive a pro-rata allocation of options.

      (ii) Each option shall become exercisable six months from the later of (a) date of grant or (b) the date shareholders approve this Plan.

      (iii) The option shall not be exercisable unless either the Common Stock subject to the option has been registered under the Securities Act of 1933, as amended, or the optionee has furnished the Company with an investment representation satisfactory to the Company.

      (iv) The option shall not be transferable by the optionee otherwise than by will or the laws of descent and distribution, and shall be exercisable during his lifetime only by the optionee.

      (v) The option shall be exercisable for five years from the date specified in (ii) above, PROVIDED THAT in the event that an optionee resigns by reason of permanent disability (as defined in Section 105(d)(4) of the Internal Revenue Code of 1986), then the optionee may exercise any option for one year from the date of resignation by reason of permanent disability, and if the optionee resigns for any other reason, the optionee may exercise any option for three months from the date of resignation.

      (vi) Each option shall have an exercise price equal to the fair market value of the Common Stock on the date of grant as determined by the average closing price of the Common Stock on the American Stock Exchange for the 60 trading days preceding the date of grant.

      4. STOCK OPTION AGREEMENT. The terms and conditions of the grant of each option granted hereunder shall be embodied in a written agreement which shall contain terms and conditions not inconsistent with the Plan and which shall incorporate this Plan by reference. Such agreement shall also include the date, name of optionee, number of shares to which it relates, and option exercise price per share.

      5. DEATH OF OPTIONEE. If an optionee entitles to exercise an option dies, then such option may be exercised by the optionee's estate, and/or by a person who acquires the right to exercise such


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option by bequest or inheritance or by reason of the death of the optionee, provided that such exercise occurs prior to the expiration of the option and within one year after death.

      6. AMENDMENT. This Plan may be amended at any time and from time to time by the Board of Directors of the Company, provided that no provision affecting the aggregate number of shares which may be issued under the options granted pursuant to this Plan, the class of persons eligible to receive such options, or the timing, amount or exercise price of the option grants may be amended more frequently than once every six months, other than to comply with changes in the Internal Revenue Code of 1986, as amended, or the Employee Retirement Income Security Act of 1975, as amended. Any amendment (i) which under the requirements of applicable law must be approved by the stockholders of the Company, or (ii) which must be approved by the stockholders of the Company in order to maintain the continued qualification of the Plan under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, will be effective unless and until such stockholder approval has been obtained. No amendment shall alter or impair any of the rights or obligations or any person, without his consent, under any option theretofore granted under this Plan.

      7. TERMINATION. This Plan shall terminate upon the first of the following dates or events to occur:

      (a) upon the adoption of a resolution of the Board of Directors of the Company terminating the Plan; or

      (b) on December 31, 1999.

No termination of this Plan shall alter or impair any of the rights or obligations of any person, without his consent, under any option theretofore granted under the Plan.

      8. STOCKHOLDER APPROVAL. The Plan shall be submitted to the stockholders of Transcisco Industries, Inc. for their approval on or before November 16, 1994. The stockholders shall be deemed to have approved this Plan only if it is approved at a duly called and held meeting of the stockholders in accordance with the Company's Certificate of Incorporation, its Bylaws and the laws of the State of Delaware.

      9. EFFECT OF REORGANIZATION. In the event that (i) the Company is merged with or consolidated into another corporation which is not the wholly owned subsidiary of the Company or in which the stockholders of the Company, immediately prior to such merger or consolidation, do not own more than fifty percent (50%) of the voting stock and the Company is not the surviving corporation and there shall be any change in the shares of Common Stock by reason of such merger or consolidation, (ii) all or substantially all of the assets of the Company are acquired by another corporation, or (iii) the Company is reorganized, dissolved or liquidated (each such event in (i) , (ii) and (iii) being hereinafter referred to as a "Reorganization Event"), then each option shall be terminated, unless exercised within the thirty (30) days prior to the effective date. Any such exercise shall be conditional upon the consummation of the applicable Reorganization Event.

      In the event of a change in the Common Stock which is limited to a change in the designation thereof to "Capital Stock" or other similar designation, or to a change in the par value thereof, or from par value to no par value, without increase in the number of issued shares, the shares resulting from any such change shall be deemed to be Common Stock within the meaning of the Plan.

      10. WITHHOLDING TAXES. Whenever the Company proposes to deliver shares of Common Stock under the Plan, the Company shall have the right to require the individual who is to receive the shares to remit to the Company, prior to the delivery of any certificate or certificates for such shares, an amount sufficient to satisfy any Federal, state and/or local tax withholding requirements.


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